Exhibit 99.2

July 18, 2013

Mr. Ryan J. Morris

Meson Capital Partners, LLC

2687 California Street

San Francisco, CA 94115

Dear Mr. Morris:

The Special Committee of InfuSystem Holdings, Inc. Board of Directors has received and reviewed your letter of July 17, 2013 indicating your interest to acquire the Company for between $1.85 and $2.00 per share in cash. The Special Committee recognizes that this is an increase in value from earlier informal statements and discussions.

The Special Committee believes that the management team under the leadership of the Company’s new CEO, Eric Steen, will meet the challenges presented by CMS competitive bidding and will develop new opportunities for growth creating value for shareholders.

The Special Committee continues to believe that the value of the Company is above your proposed offer range of $1.85 to $2.00 per share. However we are prepared to agree to a reasonable period of exclusivity for due diligence and dialogue to better understand and address your concerns regarding future risks and to help you to potentially increase the value of your proposal. In addition the Special Committee requests confirmation of your stated financing sources to support your proposal.

All requests for information, and access to management, will be required to be processed by and through the Company’s investment banking firm, Houlihan Lokey.

Sincerely,

/s/ Wayne Yetter
Wayne Yetter, on behalf of
The Special Committee of The Board of Directors of InfuSystem Holdings, Inc.

31700 RESEARCH PARK DRIVE    MADISON HEIGHTS, MI    48071-4627

TOLL FREE 800.962.9656    FAX 248.546.1160    www.infusystem.com